As filed with the Securities and Exchange Commission on August 23, 2005.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_____________________________

ENTERGY ARKANSAS, INC.
(Exact name of registrant as specified in charter)

Arkansas	71-0005900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 West Capitol Avenue
Little Rock, Arkansas 72201
(501) 377-4000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Hugh T. McDonald President Entergy Arkansas, Inc. 425 West Capitol Avenue Little Rock, Arkansas 72201 (501) 377-4000	Steven C. McNeal Vice President and Treasurer Entergy Arkansas, Inc. 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-4363
Denise C. Redmann, Esq. Entergy Services, Inc. 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-2272

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective when warranted by market conditions and other factors.

________________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Preferred Stock, Cumulative, $25 Par Value	5,000,000 Shares	$25.00	$125,000,000	$14,713

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.
Subject to Completion, Dated _____ ___, 2005	PROSPECTUS

5,000,000 Shares
Preferred Stock,
Cumulative,
$25 Par Value

ENTERGY ARKANSAS, INC.
425 West Capitol Avenue
Little Rock, Arkansas 72201
(501) 377-4000

We -

  May periodically offer our $25 Preferred Stock in one or more series; and
  Will determine the specific number of shares, offering price, dividend rate (or method of calculation thereof), whether the series will be listed on a national securities exchange, and other terms of each series of $25 Preferred Stock when sold, including whether any series will be subject to redemption or sinking fund provisions.

This prospectus may be used to offer and sell series of $25 Preferred Stock only if accompanied by the prospectus supplement for that series. We will provide the specific terms of the shares of $25 Preferred Stock of that series, including their offering price and dividend rate in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the $25 Preferred Stock involves risks. See "Risk Factors" on page S-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer shares of $25 Preferred Stock directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of $25 Preferred Stock.

______________, 2005

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the $25 Preferred Stock described in this prospectus in one or more offerings, up to 5,000,000 shares of Preferred Stock, or a total dollar amount of $125 million. This prospectus provides a general description of the $25 Preferred Stock being offered. Each time we sell a series of $25 Preferred Stock we will provide a prospectus supplement containing specific information about the terms of that series of $25 Preferred Stock and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

Risk Factors

      In considering whether to purchase the $25 Preferred Stock being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information."

Ownership of nuclear generating facilities creates business, financial and waste disposal risks.

We own Units 1 and 2 of the Arkansas Nuclear One Steam Electric Generation Station, a nuclear powered generating station with a total net generating capacity of approximately 1800 MW. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include the risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (our operating license for Unit 1 expires in 2034, and our operating license for Unit 2 expires in 2038).

      In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal authorities for legislative and regulatory changes that could lead to the shut-down of nuclear units, denial of life extension applications, unavailability of sites for spent nuclear fuel disposal, or other adverse effects on owning and operating nuclear generation facilities. If any of the proposals relating to legislative and regulatory changes become effective, it could have a material adverse effect on our results of operations, financial condition and liquidity.

An adverse decision by the Federal Energy Regulatory Commission in the proceeding relating to the System Agreement among us, Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. could result in a material increase in production costs allocated to us.

The rates that we charge for our services are an important item affecting our financial position, results of operation and liquidity. We are heavily regulated, and the regulation of the rates that we charge our customers is determined, in large part, outside our control by governmental organizations, including the Arkansas Public Service Commission ("APSC") and the Federal Energy Regulatory Commission ("FERC"). We are routinely involved in proceedings, including general rate cases and proceedings relating to various other aspects of our rates. Our fuel costs are also recovered from customers on a delayed basis, subject to regulatory scrutiny. This regulatory risk represents our largest potential exposure to price changes in the commodity markets.

We have historically engaged, with Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. (collectively with us, the "domestic utility companies"), in the coordinated planning, construction, and operation of generating and transmission facilities under the terms of an agreement called the System Agreement that has been approved by the FERC. Litigation involving the System Agreement is being pursued at the FERC. Previously, the Louisiana Public Service Commission ("LPSC") pursued litigation involving the System Agreement before itself, but that proceeding was dismissed without prejudice in connection with a settlement approved by the LPSC in March 2005. Details of these proceedings are described in our Annual Report on Form 10-K for the year ended December 31, 2004.

On February 10, 2004, the APSC issued an order of investigation in which it discussed the negative effect that implementation of the FERC Administrative Law Judge's initial decision would have on our customers. The APSC order established an investigation into whether our continued participation in the System Agreement is in the best interest of our customers, and whether there are steps that we or the APSC can take "to protect [our customers] from future attempts by Louisiana, or any other Entergy retail regulator to shift its high costs to Arkansas." In March 2004, we filed our initial testimony in response to the APSC order of investigation. The testimony emphasized that the Administrative Law Judge's initial decision was not a final order by the FERC; briefly discussed some of the aspects of the initial decision that were included in its exceptions filed with the FERC; emphasized that we would seek to reverse the production cost-related portions of the initial decision; and stated that we believed that it was premature, before the FERC made a decision, for us to determine whether our continued participation in the System Agreement was appropriate. The APSC has not at this time entered an order establishing a procedural schedule or setting a public hearing.

On June 1, 2005, the FERC issued a decision (the "June 2005 order") in the System Agreement litigation. The FERC's June 2005 order concluded, among other things, that:

  The System Agreement no longer roughly equalizes production costs among the domestic utility companies.

  In order to reach rough production cost equalization, the FERC will impose a bandwidth remedy allowing for a maximum spread of 22 percent (expressed by the FERC as +/- 11%) between the total annual production costs of the highest cost and lowest cost domestic utility companies.

  When calculating the production costs for this purpose, output from the Vidalia hydroelectric power plant will not reflect the actual Vidalia price for that year but will be priced at that year's average MSS-3 price, reducing the amount of Vidalia costs reflected in the comparison of the domestic utility companies' total production costs.

  The remedy ordered by the FERC calls for no refunds and would be effective based on the calendar year 2006 production costs with the first potential reallocation payments, if required, expected to be made in 2007.

The FERC's June 2005 order would reallocate production costs of the domestic utility companies whose relative total production costs expressed as a percentage of Entergy System average production costs are outside an upper or lower bandwidth. This would be accomplished by payments from domestic utility companies whose production costs are below Entergy System average production costs to domestic utility companies whose production costs are above Entergy System average production costs. An assessment of the potential effects of the FERC's June 2005 order requires assumptions regarding the future total production cost of each domestic utility company, which assumptions include the mix of solid fuel and gas-fired generation available to each company and the costs of natural gas and purchased power.

Entergy Louisiana, Inc., and Entergy Gulf States, Inc., are more dependent upon gas-fired generation than Entergy Mississippi, Inc., Entergy New Orleans, Inc., or we are. Of these, we are the least dependent upon gas-fired generation. Therefore, increases in natural gas prices likely will increase the amount by which our total production costs are below the average production costs of the domestic utility companies. Considerable uncertainty exists regarding future gas prices.

Annual average Henry Hub gas prices have varied significantly over recent years, ranging from $1.72/mmBtu to $5.85/mmBtu for the 1995-2004 period, and averaging $3.43/mmBtu during the ten-year period 1995-2004 and $4.58/mmBtu during the five-year period 2000-2004. Recent market conditions have resulted in gas prices that have averaged $5.85/mmBtu for the twelve months ended December 2004. During the 12 month period July 1, 2004 to June 30, 2005 forward gas contracts for each of the next four years based on daily NYMEX close averaged $6.68/mmBtu (2006), $6.25/mmBtu (2007), $5.88/mmBtu (2008) and $5.58/mmBtu (2009).

If the FERC's June 2005 order becomes final and if these gas prices occur as assumed, the potential annual production cost reallocation could increase our annual payments for the 2007-2010 period by a range of between $143 million and $210 million and could increase our average annual payments for the 2007-2010 period by $166 million. If natural gas prices deviate by $1/mmBtu up or down, it is expected that our annual payments will change in the same direction by approximately $60 to $70 million

Various pending motions for rehearing and/or clarification of the FERC's June 2005 order were filed by parties to the proceeding, including the LPSC, the APSC, the Mississippi Public Service Commission, and the Council for the City of New Orleans, and by Entergy Services, Inc. ("ESI"), on behalf of the domestic utility companies.

Among other things, the LPSC's motion urged the FERC to "clarify" that the FERC's June 2005 order requires the payments and receipts, to the extent any are required, to be made in 2006 based on production costs incurred in 2004 and 2005. ESI does not believe that this request for "clarification" is consistent with the FERC's June 2005 order and submitted a response urging the FERC to reject this interpretation and instead find that the annual remedy order by the FERC would be evaluated based on calendar year 2006 production costs, with the first potential payments/receipts, if any were required, made in 2007.

We believe that any changes in the allocation of production costs resulting from the FERC's June 2005 order and related retail proceedings should result in similar rate changes for retail customers. The timing of recovery of these costs in rates could be the subject of additional proceedings before the APSC and the domestic utility companies' other retail regulators. Although the outcome and timing of the FERC, APSC and other proceedings cannot be predicted at this time, we do not believe that the ultimate resolution of these proceedings will have a material effect on our financial condition or results of operations.

Forward-Looking Information

In this prospectus, and from time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this Prospectus and in subsequent securities filings by us) include:

  resolution of future rate cases and negotiations and other regulatory proceedings, including those related to the System Agreement and our utility supply plan;
  our ability to manage our operation and maintenance costs;
  the performance of our generating plants, and particularly the capacity factor at our nuclear generating facilities;
  the prices and availability of power that we must purchase for our utility customers;
  changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund investments;
  actions of rating agencies, including changes in the ratings of debt and preferred stock and changes in the rating agencies' ratings criteria;
  changes in inflation, interest rates and foreign currency exchange rates;
  volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;
  changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;
  changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;
  uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal;
  resolution of any pending or future modifications to the license of our nuclear generating facilities;
  changes in law resulting from the new federal energy legislation, including the repeal of the Public Utility Holding Company Act of 1935;
  changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;
  the economic climate, and particularly growth in our service territory;
  variations in weather and the occurrence of storms and other disasters;
  advances in technology;
  the potential effects of threatened or actual terrorism and war;
  the effects of litigation and government investigations;
  changes in accounting standards, corporate governance and securities law requirements; and
  our ability to attract and retain talented management and directors.

Entergy Arkansas, Inc.

We are an electric public utility company providing service to customers in the State of Arkansas since 1926. We also provide retail electric service to a small number of customers in Tennessee.

We are owned by Entergy Corporation, which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Electric Generating Station.

Capacity and energy from Grand Gulf are allocated among Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 36%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Arkansas Public Service Commission and the Tennessee Regulatory Authority, which regulates our electric service, rates and charges.

Together with Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

Ratios of Earnings to Fixed Charges and Preferred Dividends

We have calculated ratios of earnings to fixed charges and preferred dividends pursuant to Item 503 of SEC Regulation S-K as follows:

Twelve Months Ended December 31,					Twelve Months Ended June 30,
2004	2003	2002	2001	2000	2005
2.98	2.79	2.53	2.99	2.70	3.22

"Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

"Fixed charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals.

"Preferred dividends" are computed by dividing the preferred dividend requirement by 100% minus the effective income tax rate.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at (http://www.sec.gov). You may read and copy any document at the SEC Public Reference Room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the Preferred Stock described in this prospectus:

  Annual Report on Form 10-K for the year ended December 31, 2004;
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and
  Current Reports on Form 8-K dated June 1, 2005 (filed June 14, 2005) and August 22, 2005 (filed August 22, 2005).

You may access a copy of any or all of these filings, free of charge, at our website (http://www.entergy.com) or by writing us at the following address or calling us at the following telephone number:

Mr. Christopher T. Screen
Assistant Secretary
Entergy Arkansas, Inc.
P. O. Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the $25 Preferred Stock. We are not, nor are any underwriters, dealers or agents, making an offer of the $25 Preferred Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC.

Use of Proceeds

The net proceeds from the offering of the $25 Preferred Stock will be used either (a) to acquire or redeem one or more series of our outstanding preferred stock or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of $25 Preferred Stock or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of $25 Preferred Stock will be described in the prospectus supplement relating to that series.

Description of Preferred Stock

We will issue shares of $25 Preferred Stock offered by this prospectus from time to time in one or more series. The following description sets forth certain terms and provisions of the $25 Preferred Stock as to which any prospectus supplement may relate. The particular terms of any series of $25 Preferred Stock and the extent, if any, to which these general provisions may apply to the series of $25 Preferred Stock offered will be described in the prospectus supplement relating to that series of $25 Preferred Stock.

The statements in this prospectus and any accompanying prospectus supplement concerning the $25 Preferred Stock do not purport to be complete and are subject in all respects to the provisions of our Amended and Restated Articles of Incorporation, as amended, and the proposed forms of articles of amendment to be adopted for each specific series of $25 Preferred Stock. Such statements do not relate or give effect to the provisions of Arkansas statutory or common law. You are referred to the Amended and Restated Articles of Incorporation and the form of articles of amendment that are filed as exhibits to the registration statement of which this prospectus is a part.

General

Under our Amended and Restated Articles of Incorporation, we have the authority to issue up to 15,000,000 shares of a class of Preferred Stock having the par value of $0.01 per share ("Class A Preferred Stock"), up to 3,730,000 shares of a class of Preferred Stock having the par value of $100 per share ($100 Preferred Stock) and up 9,000,000 shares of a class of Preferred Stock having the par value of $25 per share ("$25 Preferred Stock"). We refer to the Class A Preferred Stock, the $100 Preferred Stock and the $25 Preferred Stock, collectively, as the "Preferred Stock" in this prospectus. Currently, there are no outstanding shares of $25 Preferred Stock. There are 600,000 shares of Class A Preferred Stock, in a single series, having a price payable on involuntary liquidation, dissolution or winding up of $25 per share, currently outstanding, and there are 1,013,500 shares of $100 Preferred Stock, in nine separate series, currently outstanding (or approximately $116.35 million aggregate liquidation preference for both classes).

The respective classes of the Preferred Stock will have the same rank as to dividends and in liquidation, dissolution, winding up or distributions, and shall be identical with each other, except as to matters relating to par value or liquidation value, the variations among series as described below and the voting entitlement of the respective classes of Preferred Stock as set forth under "-Voting Rights" below and except as described in the next two sentences, the shares of each series of Preferred Stock will confer equal rights upon the holders. Currently, we are not permitted to issue or assume unsecured indebtedness in excess of certain amounts as set forth in our Amended and Restated Articles of Incorporation without the consent of the holders of a majority of the total number of votes entitled to be cast by the Class A Preferred Stock and the $100 Preferred Stock, voting together as a voting group and calculated as described below under "- Voting Rights - General." The holders of the $25 Preferred Stock will not have the right to vote, consent to or otherwise restrict our ability under our Amended and Restated Articles of Incorporation to issue or assume unsecured indebtedness.

Our Board of Directors is authorized to issue shares of $25 Preferred Stock in one or more series and determine the terms for each series of $25 Preferred Stock.

The prospectus supplement will describe the specific terms of any series of $25 Preferred Stock being offered, including:

(1) the designation of such series;

(2) the number of shares of such series;

(3) the purchase price and initial public offering price, if any, of the shares of such series;

(4) the dividend rate (or the method of calculation thereof);

(5) the dividend payment dates and the date from which dividends will be cumulative;

(6) whether such series will have conversion privileges, and, if so, the terms and conditions of such conversion;

(7) the terms and conditions pursuant to which, and the prices at which, we may redeem shares of such series; and

(8) the terms and amount of any sinking fund requirements applicable to such series.

The $25 Preferred Stock will be junior in entitlement to dividends or assets to claims by our creditors, including holders of debt securities issued or guaranteed by us.

Dividends

Each series of $25 Preferred Stock will rank equally as to dividends with each other series of $25 Preferred Stock and with any shares of Class A Preferred Stock or $100 Preferred Stock then outstanding, and shall be entitled, when and as declared by the Board of Directors, in preference to our common stock, to dividends at the rate stated in the title thereof, cumulative from such date and payable on such dates as are stated in the articles of amendment providing for the issuance of such series.

Voting Rights

General. Except for those purposes for which the right to vote is expressly conferred upon the $25 Preferred Stock by our Amended and Restated Articles of Incorporation or applicable Arkansas law, no holder thereof is entitled to notice of or to vote at any meeting of shareholders.

For those purposes for which the $25 Preferred Stock has a right to vote, the voting entitlement is the following. When the holders of $25 Preferred Stock vote as part of a group with the holders of Class A Preferred Stock, $100 Preferred Stock and/or our common stock, the holders of the $25 Preferred Stock are entitled to one-quarter vote per share held, the holders of the Class A Preferred Stock are entitled to the number of votes per share produced by dividing the liquidation value of such share by $100 (presently, one-quarter vote per share with respect to the one outstanding series of Class A Preferred Stock) and the holders of $100 Preferred Stock and our common stock are each entitled to one vote per share held. When the holders of $25 Preferred Stock vote as a separate class, the holders are entitled to one vote for each share of $25 Preferred Stock held.

Right to Elect a Majority of Directors in Case of Dividend Default. The Amended and Restated Articles of Incorporation expressly provide that, during any periods when dividends on any of the Preferred Stock are in default in an amount equal to or greater than the aggregate dividends accumulated on the outstanding Preferred Stock in any period of twelve months, and thereafter until all dividends on any such Preferred Stock in default shall have been paid, the holders of the Preferred Stock, voting together as a voting group, and calculated as described in the preceding paragraph, are entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the common stock, voting together as a voting group, are entitled to elect the remaining directors of the Company.

Restrictions on Issuance of Prior Ranking Stock and on Altering Rights of Preferred Stock. The vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the Preferred Stock, voting together as a voting group, and calculated as described above under "-Voting Rights-General", is required prior to the issuance of any new stock ranking prior to the Preferred Stock as to dividends or distributions or in liquidation, dissolution, winding up or any stock convertible into shares of such prior ranking stock except to provide funds for the redemption of all of the Preferred Stock then outstanding (provided that any such new stock shall be issued within twelve months after the vote by the holders of the Preferred Stock authorizing the issuance), and for the amendment, alteration or repeal of any of the rights, preferences or powers of the Preferred Stock in a manner which would affect adversely any of such rights, preferences or powers. If any such amendment, alteration or repeal would affect adversely the rights, preferences or powers of less than all of the Preferred Stock, only the consent of the holders of at least two-thirds of the votes entitled to be cast by the outstanding shares of all series so affected, voting together as a voting group, is required, with such vote calculated as described above under "-Voting Rights-General." The increase or decrease in the authorized amount of the Preferred Stock, or the creation, or increase or decrease in the amount, of any class of stock ranking on a parity with the Preferred Stock, as to dividends or assets shall not be deemed to affect adversely the rights, preferences or powers of the holders of the Preferred Stock or any series thereof.

Restrictions on Merger, Sale of Assets, and Sale of Additional Preferred Stock. The vote of the holders of a majority of the total number of votes entitled to be cast by the Preferred Stock, voting together as a voting group, and calculated as described above under "-Voting Rights-General," is required prior to our merger or consolidation or the disposition of all or substantially all of our assets, unless such merger, consolidation or disposition has been ordered or approved under the Public Utility Holding Company Act of 1935. This vote is also required for the issue of additional Preferred Stock or any other equally ranking stock, unless gross income (as specified in our Amended and Restated Articles of Incorporation) for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issue, available for the payment of interest, is at least 1-1/2 times the sum of the annual interest charges on all of our interest bearing indebtedness and the annual dividend requirements on all of our outstanding Preferred Stock and any other classes of stock ranking prior thereto or on a parity therewith, including the shares proposed to be issued, and unless the aggregate of our capital applicable to our common stock and our surplus shall be not less than the aggregate amount payable on involuntary liquidation, dissolution or winding up in respect of on all shares of our Preferred Stock, and any other stock ranking prior thereto or on a parity therewith, outstanding after the issue of the shares proposed to be issued.

Liquidation Rights

In the event of any voluntary liquidation, dissolution or winding up, each series of $25 Preferred Stock shall be entitled, on a parity with all Preferred Stock then outstanding and in preference to our common stock, to an amount equal to its then current redemption price, plus any accumulated and unpaid dividends. In the event of any involuntary liquidation, dissolution or winding up, each series of $25 Preferred Stock shall be entitled, on a parity with all Preferred Stock then outstanding and in preference to our common stock, to $25 per share for the $25 Preferred Stock, plus any accumulated and unpaid dividends.

Other Rights

The $25 Preferred Stock will not have any preemptive or conversion rights.

Liability to Further Calls and Assessments

All of the $25 Preferred Stock to be offered by this prospectus and the accompanying prospectus supplement will be validly issued and fully paid and non-assessable upon receipt by us of the purchase price thereof.

Certain Limitations on Common Stock Dividends

Our Amended and Restated Articles of Incorporation in effect restrict the payment of dividends on our common stock to 75% of net income available therefor if the percentage of Common Stock Equity to total capitalization, as defined in the Amended and Restated Articles of Incorporation, is between 20% and 25%, and to 50% of such net income if such percentage is less than 20%, except in each case, that we can at any time declare a dividend in an amount not exceeding the aggregate of dividends on common stock which under these restrictions we could have, and have not, declared. At any time when Common Stock Equity is 25% or more of total capitalization, we may not declare dividends on our stock that would reduce Common Stock Equity below 25% of total capitalization, except as provided in the immediately preceding sentence. Certain other limitations on the payment of common stock dividends also exist in our Amended and Restated Articles of Incorporation, including a prohibition of the payment of common stock dividends in the event we should be in arrears in our dividend obligations on the Preferred Stock or in our sinking fund obligations for any series of Preferred Stock. In addition, certain limitations on the payment of common stock dividends exist in our first mortgage bond indenture.

Certain Terms Applicable to Redemption

In general, at any time when dividends payable on any Preferred Stock are in default, we may not (1) make any payment or set aside funds for payment into any sinking fund for the purchase or redemption of any shares of the Preferred Stock, or (2) acquire less than all of the shares of the Preferred Stock, in either case unless approval is obtained under the Public Utility Holding Company Act of 1935. Any shares of the Preferred Stock which are redeemed, purchased or acquired shall be retired and cancelled.

The redemption terms for any series of $25 Preferred Stock will be described in the prospectus supplement relating to that series of $25 Preferred Stock. It is our intention to redeem the $25 Preferred Stock only to the extent that we have raised funds in the period of six months preceding such redemption by the issuance of any securities ranking on a parity or junior to the $25 Preferred Stock, in an aggregated amount at least equal to the aggregate principal amount of the $25 Preferred Stock to be redeemed, but there is no obligation to do so nor any guarantee of our future behavior.

Transfer Agent and Registrar

The transfer agent and registrar for the $25 Preferred Stock is CIBC Mellon Trust Company.

Book-Entry Only Securities

The Depository Trust Company will act as securities depository for the $25 Preferred Stock offered through this prospectus. The $25 Preferred Stock will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for each series of the $25 Preferred Stock, in the aggregate liquidation preference of such series, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on the records of DTC. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; the records of DTC reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the securities within a series are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

Although voting with respect to the $25 Preferred Stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to the $25 Preferred Stock unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments on the $25 Preferred Stock will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, any underwriters, dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the $25 Preferred Stock to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such securities by causing the Direct Participant to transfer the interest of the Participant in the securities, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered securities to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Experts

The financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 and related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the Company's change in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legality

The legality of the $25 Preferred Stock will be passed upon for us by Thelen Reid & Priest LLP, New York, New York, and Friday, Eldredge & Clark, LLP, Little Rock, Arkansas. Certain legal matters with respect to the $25 Preferred Stock will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. All legal matters pertaining to our organization and all other matters pertaining to Arkansas law will be passed upon only by Friday, Eldredge & Clark, LLP.

The statements in this prospectus as to matters of law and legal conclusions made under "Description of Preferred Stock" have been reviewed by Friday, Eldredge & Clark, LLP, and are set forth herein in reliance upon their opinion and upon their authority as experts.

Plan of Distribution

Methods and Terms of Sale

We may use a variety of methods to sell the $25 Preferred Stock including:

  through one or more underwriters or dealers;
  directly to one or more purchasers;
  through one or more agents; or
  through a combination of any of these methods of sale.

The prospectus supplement relating to a particular series of $25 Preferred Stock will describe the terms of the offering of the $25 Preferred Stock, including:

  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;
  the initial public offering price;
  any underwriting discounts and other items constituting underwriters' compensation;
  the proceeds we receive from that sale; and
  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

We are currently contemplating issuing up to 3 million shares of $25 Preferred Stock in an underwritten offering shortly after the registration statement containing this prospectus is declared effective by the SEC. The general terms of the preferred stock are described in this prospectus under "Description of Preferred Stock." We have not finally determined the timing or terms of such an offering or the identity of the underwriters. The dividend rate is expected to be a cumulative, fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. We expect that the use of proceeds from this offering will be for the purpose of refinancing certain outstanding series of Class A Preferred Stock and $100 Preferred Stock. Other terms have not been determined as of the date of this prospectus, but will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering.

Underwriters

If we sell the $25 Preferred Stock through underwriters, they will acquire the $25 Preferred Stock for their own account and may resell the $25 Preferred Stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of the $25 Preferred Stock will be named in the prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of $25 Preferred Stock, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase $25 Preferred Stock will be subject to certain conditions. The underwriters will be obligated to purchase all of the $25 Preferred Stock of a particular series if any is purchased. However, the underwriters may purchase less than all of the $25 Preferred Stock of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the $25 Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the $25 Preferred Stock to be higher than it would otherwise be if these transactions had not occurred.

Agents

If we sell the $25 Preferred Stock through agents, the prospectus supplement will set forth the name of any agent involved in the offer or sale of the $25 Preferred Stock, as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

Listing

The applicable prospectus supplement will set forth whether or not a particular series of $25 Preferred Stock will be listed on a national securities exchange. In addition, any underwriters, agents or dealers participating in the distribution of the $25 Preferred Stock may make a market in the $25 Preferred Stock, as permitted by applicable law and regulations. Any such underwriters, agents or dealers would not be obligated to do so, however, and could discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any particular series of $25 Preferred Stock.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale		Each Additional Sale
Filing Fees-Securities and Exchange Commission:
Registration Statement	$14,713	$	N/A
*Fees of Rating Agencies	30,000		30,000
*Fees of Transfer Agent and Registrar	7,500		7,500
*Fees of Company's Outside Legal Counsel:
Thelen Reid & Priest LLP	35,000		35,000
Friday, Eldredge & Clark, LLP	45,000		45,000
*Fees of Entergy Services, Inc.	35,000		25,000
*Accountants' fees	25,000		20,000
*Printing and engraving costs	25,000		15,000
*Miscellaneous expenses (including blue-sky expenses)	20,000		15,000
*Total Expenses	$237,213		$192,500

___________________
* Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Arkansas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and, under our Amended and Restated Articles of Incorporation, our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. Exhibits.
**1(a)	—	Form of Underwriting Agreement for the $25 Preferred Stock.

*4(a)	—	Amended and Restated Articles of Incorporation, as amended, effective August 22, 2005 (filed as Exhibit 3(ii) to the Current Report on Form 8-K of the Company dated August 22, 2005 in 1-10764).

4(b)	—	Form of Amendment to the Amended and Restated Articles of Incorporation establishing a new series of $25 Preferred Stock.

*4(c)	—	By-Laws effective November 26, 1999 (filed as Exhibit 3(ii)(c) to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 in 1-10764).

5(a)	—	Opinion of Friday, Eldredge & Clark, LLP.

*12(a)	—

Statement Re: Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends (filed as Exhibit 12(a) to the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 in 1-10764).

*12(b)	—

Statement Re: Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends (filed as Exhibit 99(a) to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2005 in 1-10764).

23(a)	—	Consent of Friday, Eldredge & Clark, LLP (included in Exhibit 5(a) hereto).

23(b)	—	Consent of Deloitte & Touche LLP.

24	—	Power of Attorney (included herein on page S-1).

* **	Incorporated herein by reference as indicated. To be filed by amendment or as an exhibit to a current report on Form 8-K pursuant to Item 601(b)(1) of Regulation S-K of the SEC.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 23rd day of August, 2005.

ENTERGY ARKANSAS, INC.

By:	/s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Nathan E. Langston, Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugh T. McDonald	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 23, 2005
Hugh T. McDonald

/s/ Jay A. Lewis	Vice President and Chief Financial Officer (Principal Financial Officer)	August 23, 2005
Jay A. Lewis

/s/ Nathan E. Langston	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 23, 2005
Nathan E. Langston

/s/ Leo P. Denault	Director	August 23, 2005
Leo P. Denault

/s/ Mark T. Savoff	Director	August 23, 2005
Mark T. Savoff

/s/ Richard J. Smith	Director	August 23, 2005
Richard J. Smith

EXHIBIT INDEX

Number Description of Exhibit
**1(a)	Form of Underwriting Agreement for the $25 Preferred Stock.

*4(a)	Amended and Restated Articles of Incorporation, as amended, effective August 22, 2005 (filed as Exhibit 3(ii) to the Current Report on Form 8-K of the Company dated August 22, 2005 in 1-10764).

4(b)	Form of Amendment to the Amended and Restated Articles of Incorporation establishing a new series of $25 Preferred Stock.

*4(c)	By-Laws effective November 26, 1999 (filed as Exhibit 3(ii)(c) to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 in 1-10764).

5(a)	Opinion of Friday, Eldredge & Clark, LLP.

*12(a)

Statement Re: Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends (filed as Exhibit 12(a) to the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 in 1-10764).

*12(b)

Statement Re: Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends (filed as Exhibit 99(a) to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2005 in 1-10764).

23(a)	Consent of Friday, Eldredge & Clark, LLP (included in Exhibit 5(a) hereto).

23(b)	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included herein on page S-1).

* **	Incorporated herein by reference as indicated. To be filed by amendment or as an exhibit to a current report on Form 8-K pursuant to Item 601(b)(1) of Regulation S-K of the SEC.